Exhibit 10.24

Mereo BioPharma Group plc

and

[    ]

Deed of Indemnity

This Deed is dated                     2018 and made between:

(1)	Mereo BioPharma Group plc (a public limited company registered in England and Wales No. 09481161) whose registered office is at 4th Floor, One Cavendish Place, London, England, W1G 0QF (the Company); and

(2)	[name] of [address] (the Indemnified Person).

Background

(A)	Pursuant to the Companies Act 2006 and the Company’s Articles of Association, the Board may exercise the power of the Company to indemnify its directors and officers against certain liabilities, and to provide its directors and officers with funds to meet expenditure incurred or to be incurred in defending certain legal proceedings or in connection with certain applications to the court.

(B)	As authorized by Article 132 of the Company’s Articles of Association, the Company has agreed to enter into this Deed of Indemnity with the Indemnified Person.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Deed, unless the context otherwise requires, the following definitions apply:

Act means the Companies Act 2006;

Board means the board of directors of the Company from time to time;

Associated Company means an associated company (within the meaning given in section 256(b) of the Act) of the Company and, for the avoidance of doubt, shall include but not be limited to Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited and Mereo BioPharma 4 Limited;

Defence Costs has the meaning given in clause 3.1;

Final in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the Act (in the case of clause 2.2) and section 205(3) of the Act (in the case of clause 3.2);

Relevant Application means an application under section 661(3) or 661(4), or section 1157 of the Act; and

Relevant Liability means a cost, charge, loss, expense, damage, penalty, or liability falling within clause 2.1.

1.2	In this Deed (except where the context otherwise requires):

(a)	words in the singular include the plural and vice versa, and words importing any gender include every gender;

(b)	references to clauses are to clauses of this Deed;

(c)	the clause headings are included for ease of reference only and shall not affect the interpretation of this Deed; and

(d)	a reference to a statute or statutory provision includes a reference to such statute or statutory provision as from time to time amended, re-enacted or replaced (whether before or after the date of this Deed).

2.	Indemnity

2.1	Subject to the Act and the provisions of this Deed, the Company shall to the fullest extent permitted by law and without prejudice to any other indemnity to which the Director may otherwise be entitled, indemnify and keep indemnified the Indemnified Person against all costs, charges, losses, expenses, damages, penalties and liabilities (other than those set out in clause 2.2) attaching to him which arose whether before, on or after the date of this Deed:

(a)	in connection with any actual or alleged negligence, default, breach of duty, error, misleading statement, omission, breach of trust or for wrongful act in relation to the Company or an Associated Company;

(b)	in connection with the activities of the Company or an Associated Company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Act); and

(c)	in the actual or purported execution or discharge of the Indemnified Person’s duties, the exercise or purported exercise of his powers or responsibilities or otherwise in relation to his duties, powers or responsibilities as a director or officer of the Company or an Associated Company.

2.2	Clause 2.1 shall not apply to any costs, charges, losses, expenses, damages, penalties and liabilities incurred by the Indemnified Person:

(a)	to the Company;

(b)	to any Associated Company;

(c)	to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty or settlement in respect of non-compliance with any requirement of a regulatory nature (however arising);

(d)	in defending any criminal proceedings in which the Indemnified Person is convicted;

(e)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against the Indemnified Person;

(f)	in connection with any Relevant Application in which the court refuses to grant the Indemnified Person relief.

(g)	in the event that the liability incurred by the Indemnified Person is a result of fraud by the Indemnified Person; or

(h)	in defending any proceedings brought by a regulatory authority in which a penalty is imposed on the Indemnified Person.

For the purposes of this clause, any reference to a conviction, judgment or refusal of relief is to one that has become Final.

2.3	Any indemnity payment by the Company to the Indemnified Person pursuant to clause 2.1 is conditional upon the Indemnified Person having made an application in writing to the Company supported by the production of documentation which is, in the reasonable opinion of the Board, satisfactory evidence that the Relevant Liability has been incurred by the Indemnified Person and of the date that it was incurred.

2.4	If the Board is satisfied that the condition set out in clause 2.3 has been fulfilled, it shall (subject to clause 3.3) make payment to the Indemnified Person pursuant to clause 2.1 within 28 days of receipt of the evidence referred to in clause 2.3.

2.5	The obligation of the Company to indemnify the Indemnified Person pursuant to clause 2.1 shall (subject to clause 2.3) remain in full force and effect in respect of any Relevant Liability arising from the acts or omissions of the Indemnified Person at any time during his period of office as a director or officer of the Company or Associated Company (as applicable) (including, without limitation, any Relevant Liability arising from the Indemnified Person’s acts or omissions during such period but incurred after the Indemnified Person ceases to hold such office).

2.6	For the avoidance of doubt:

(a)	if a company ceases to be an Associated Company after the date of this Deed, the Company shall only be liable to indemnify the Indemnified Person in respect of costs, charges, losses, expenses and liabilities in relation to that company which arose before the date on which that company ceased to be an Associated Company; and

(b)	the Indemnified Person, as a director or officer of any company which becomes an Associated Company after the date of this Deed, shall be indemnified only in respect of costs, charges, losses, expenses and liabilities arising after the date on which that company became an Associated Company.

3.	Defence costs

3.1	Subject to the Act and the provisions of this Deed, and without limiting the generality of the indemnity set out in clause 2.1 above, the Company shall to the fullest extent permitted by law fund all of the legal and other expenses (‘Defence Costs’) incurred or to be incurred by the Indemnified Person in defending any criminal or civil proceedings or regulatory actions in connection with any matter referred to in sub-clause 2.1(a), 2.1(b) or 2.1(c) or in connection with any Relevant Application. Any request for funding under this clause shall be made in writing by the Indemnified Person to the Company and determined by resolution of the Board.

3.2	The terms are that if the Company provides funds to the Indemnified Person in respect of Defence Costs arising in relation to (i) criminal proceedings in which the Indemnified Person is subsequently convicted, or (ii) civil proceedings in which judgment is subsequently given against the Indemnified Person or (iii) a Relevant Application in

which the court subsequently refuses to grant the Indemnified Person relief, then any obligation of the Company to make further contributions towards the Indemnified Person’s Defence Costs shall cease and any amounts already advanced by the Company must be repaid not later than the date that the conviction, judgment or refusal to grant relief becomes Final.

3.3	Subject to the provisions of this Deed, if in relation to any matter:

(a)	funds have been advanced to the Indemnified Person in respect of Defence Costs pursuant to clause 3.1; and

(b)	prior to having repaid such funds in full, the Indemnified Person seeks an indemnity in relation to that matter pursuant to clause 2.1,

then if the Board shall determine that the Indemnified Person is entitled to an indemnity in accordance with clause 2.3, it shall be entitled to direct that the amount that the Indemnified Person is or remains liable to repay to the Company pursuant to clause 3.2 shall be set against the amount that the Company is liable to pay to the Indemnified Person by way of indemnity pursuant to clause 2.1, and each party’s liability to the other shall be reduced or extinguished (as the case may be) accordingly.

4.	Recovery

4.1	If the Company makes any payment to or for the benefit of the Indemnified Person pursuant to this Deed and the Indemnified Person subsequently recovers or becomes entitled to recover from a third party any amount which is referable to any part of the liability for which payment was made by the Company, the Indemnified Person shall immediately repay or procure the repayment to the Company of so much of the amount paid by the Company as does not exceed the amount recovered (or entitled to be recovered) by the Indemnified Person, recovery which are not recoverable from any third party.

4.2	The Indemnified Person shall not be entitled to recover more than once pursuant to this Deed in respect of any matter giving rise to a Relevant Liability.

5.	General

5.1	This Deed shall be binding on and shall enure for the benefit of the successors of the parties to this Deed.

5.2	This Deed constitutes the entire agreement and understanding of the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Deed.

5.3	A party may not (whether at law or in equity) assign, transfer, grant any security interest over, hold on trust or deal in any other manner with the benefit of the whole or any part of this Deed, nor purport to do any of the same.

5.4	A person who is not a party to this Deed (a ‘third party’) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

5.5	No variation of this Deed shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Deed.

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5.6	Each party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Deed.

5.7	Any notice or other communication to be given under this Deed shall be in writing and shall be delivered personally or sent by pre-paid first class recorded delivery post or receipted courier (marked, in the case of communications to the Company, for the attention of the general counsel of the Company from time to time) to the parties’ respective addresses set out in this Deed or as otherwise notified by the relevant party from time to time (in accordance with the provisions of this clause). A notice or other communication given under this Deed shall be deemed to have been received upon delivery to the address referred to in the recitals.

5.8	For the purposes of this Deed, notices or other communications shall not be validly given if sent by e-mail.

5.9	This Deed may be executed in any number of counterparts each of which when executed shall be an original but all the counterparts shall together constitute one and the same instrument.

5.10	This Deed shall be governed by and construed in accordance with the laws of England.

5.11	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Deed (whether contractual or non-contractual).

In witness of which this document has been executed by each of the Company and the Indemnified Person as a Deed on the date set out at the head of this document.

The Company

Executed as a Deed by	)
Mereo BioPharma Group	)
plc acting by:	)	sign here:
Director

Witness signature:		Witness sign here:

Witness name:		print name:

Witness address:

Witness occupation:

The Indemnified Person

Signed as a Deed by	)

)

	)	sign here:

Witness signature:		Witness sign here:

Witness name:		print name:

Witness address:

Witness occupation: